Exhibit 99.2

Investor Update - October 22, 2015

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q4 2015	Change Y-O-Y	Forecast Full Year 2015	Change Y-O-Y	Prior Guidance September 14, 2015
Capacity (ASMs in millions)	10,300 - 10,350	~ 12.5%	39,875 - 39,925	~ 10.5%	39,700 - 39,900
Cost per ASM excluding fuel and special items (cents)	8.48¢ - 8.52¢	~ (1.0) %	8.30¢ - 8.32¢	~ (0.6) %	8.29¢ - 8.34¢
Fuel gallons (000,000)	130	~ 10.0%	507	~ 8.0%	506
Economic fuel cost per gallon(a)	$1.71	~ (35.0)%	$1.90	~ (38.0)%	N/A

(a)
Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions: crude oil cost - $1.11 (approximately $47 per barrel), refining margin - 40 cents, cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

Nonoperating Income
We expect that our consolidated nonoperating income will be approximately $3 million in the fourth quarter of 2015.

Capital Expenditures(a)
The table below reflects the full-year expectation for total capital expenditures and additional expenditures if options were exercised. These options will be exercised only if we believe return on invested capital targets can be met.

	2015	2016	2017	2018
Aircraft and aircraft purchase deposits - firm	$580	$535	$500	$400
Other flight equipment	70	70	45	25
Other property and equipment	65	110	80	80
Total property and equipment additions	$715	$715	$625	$505
Option aircraft and aircraft deposits, if exercised(b)	$—	$60	$140	$295

(a)	Preliminary estimate, subject to change.

(b)	Alaska has options to acquire 46 B737 aircraft with deliveries from 2018 through 2024. Horizon has options to acquire five Q400 aircraft with deliveries from 2018 through 2019.

Projected Fleet Count(a)

	Actual Fleet	Expected Fleet Activity(b)
Aircraft	Dec 31, 2014	2015 Changes	Dec 31, 2015	2016-2017 Changes	Dec 31, 2017
737 Freighters & Combis	6	—	6	(3)	3
737 Passenger Aircraft	131	10	141	9	150
Total Mainline Fleet	137	10	147	6	153
Q400	51	1	52	2	54
E-175	—	5	5	18	23
CRJ700	8	—	8	(8)	—
Total Regional Fleet	59	6	65	12	77
Total	196	16	212	18	230

(a)	The expected fleet counts at December 31, 2016 and 2017 are subject to change.

(b)	Expected fleet activity includes aircraft deliveries, net of planned retirements and lease returns.

AIR GROUP - CONSOLIDATED (continued)
Fuel Hedge Positions
All of our current oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Fourth Quarter 2015	50%	$83	$3
Remainder 2015	50%	$83	$3
First Quarter 2016	46%	$76	$3
Second Quarter 2016	38%	$70	$3
Third Quarter 2016	29%	$70	$3
Fourth Quarter 2016	20%	$69	$3
Full Year 2016	33%	$69	$3
1st Quarter 2017	9%	$64	$4
Total 2017	2%	$64	$4

Fuel Price Sensitivity
The following table depicts a forward-looking sensitivity of our full year 2015 economic fuel price per gallon given actual economic costs incurred to date, our current crude oil positions, and a range of possible future crude oil and refining margin prices:

		Crude Price per Barrel
		$30	$40	$50	$60	$70
Refining Margin (cents per Gallon)	30	$1.77	$1.84	$1.90	$1.96	$2.02
	40	$1.80	$1.86	$1.92	$1.98	$2.04
	50	$1.83	$1.89	$1.95	$2.01	$2.07
	60	$1.85	$1.91	$1.97	$2.03	$2.09
	70	$1.88	$1.94	$2.00	$2.06	$2.12

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q4 2015	Change Y-O-Y	Forecast Full Year 2015	Change Y-O-Y	Prior Guidance September 14, 2015
Capacity (ASMs in millions)	9,250 - 9,300	~ 12.5%	35,850 - 35,900	~ 11.0%	35,700 - 35,900
Cost per ASM excluding fuel and special items (cents)(b) (c)	7.54¢ - 7.58¢	~ (2.0) %	7.39¢ - 7.41¢	~ (0.7) %	7.40¢ - 7.45¢
Fuel gallons (000,000)	113	~ 10.5%	439	~ 8.0%	440
Economic fuel cost per gallon(a)	$1.71	~ (35.0)%	$1.90	~ (38.0)%	N/A

(a)	Please see note(a) in Consolidated.